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Exhibit 99.1

News Announcement

CONTACT:

Brad French Chief Financial Officer 402/453-4444	Stewart Lewack, Joseph Jaffoni Jaffoni & Collins Incorporated 212/835-8500; btne@jcir.com

FOR IMMEDIATE RELEASE

BALLANTYNE OF OMAHA RETAINS McCARTHY & CO.
TO HELP DEVELOP STRATEGIC ALTERNATIVES

        OMAHA, Nebraska (May 9, 2002) Ballantyne of Omaha, Inc. (OTC BB:BTNE), a leading manufacturer of motion picture projection and specialty lighting equipment, today announced that its Board of Directors has engaged McCarthy & Co. (McCarthy), an Omaha-based investment banking firm, to help the Company develop and explore ways to enhance shareholder value, including, but not limited to, a possible sale of the Company, a merger with another company or another significant transaction. There can be no assurance that any transaction will result from the process.

        McCarthy is an affiliate of McCarthy Group, Inc. (MGI), a private merchant banking firm. Through its subsidiaries, MGI provides investment banking, asset management, real estate advisory and mortgage banking services. MGI also invests capital in public and private companies. Affiliates of MGI collectively own 3,917,026 shares, or approximately 31%, of Ballantyne common stock.

        Ballantyne of Omaha is a leading U.S. supplier of commercial motion picture and specialty projection equipment utilized by major theater chains and location-based entertainment providers. The Company also manufactures, rents and leases specialty entertainment lighting products used at top arenas, television and motion picture production studios, theme parks and architectural sites around the world.

        Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, quarterly fluctuations in results; customer demand for the Company's products; the development of new technology for alternate means of motion picture presentation; domestic and international economic conditions; the management of growth; and, other risks detailed from time to time in the Company's Securities and Exchange Commission filings. Actual results may differ materially from management expectations.

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  Exhibit 99.1
BALLANTYNE OF OMAHA RETAINS McCARTHY & CO. TO HELP DEVELOP STRATEGIC ALTERNATIVES